EXHIBIT (c)(3)(2)
REVISED VALUATION ANALYSIS

Exhibit (c)(3)(2)
EUPA International Corporation (OTC: EUPA) Valuation Analysis of as of November 11, 2005

Table of Contents PRESENTATION Introduction Summary of Purpose Due Diligence Valuation Summary & Conclusion Statement of Contingent and Limiting Conditions Company Overview Overview of Parent Company Investment Considerations Summary of Financial Statements Valuation Methodologies Discounted Cash Flow Analysis Comparable Public Company Analysis Comparable Transaction Analysis Public Market Value Indications Conclusion APPENDIX Industry Overview Economic Overview Comparable Public Company Descriptions Comparable Public Company Financial Tables Professional Biographies

I. Introduction

Summary of Purpose Duff & Phelps, LLC ("Duff & Phelps") has been retained by the Special Committee of the Board of Directors (the "Special Committee") of EUPA International Corporation ("EUPA" or the "Company"), as financial advisor to the Special Committee in connection with a potential transaction with Tsann Kuen Enterprise Co., Ltd. ("TKE"). Specifically, Duff & Phelps, in the first phase of its engagement with the Special Committee, has been asked to prepare a fundamental valuation analysis of EUPA using generally accepted valuation and analytical techniques. It is our understanding that TKE, its subsidiaries and affiliates hold approximately 71% of the outstanding common stock of the Company and that TKE has expressed an interest in acquiring all of the Company's remaining common stock that it does not already own. It is our further understanding that the Special Committee has been formed and instructed to evaluate and negotiate TKE's proposal, and also to investigate other strategic alternatives that may be appropriate and in the best interests of the Company. Previously, Duff & Phelps has not provided any financial advisory services to the Special Committee or the Company. The purpose and intended use of this analysis and report is to assist in the determination of an appropriate price to be paid to the minority shareholders of EUPA in a potential transaction with TKE. No other purpose or use is intended, nor should any be inferred. This valuation report, as well as the valuation conclusion stated herein, is subject to the attached Statement of Contingent and Limiting Conditions. I. Introduction

Due Diligence In connection with preparing our analysis, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Our due diligence activities included, but were not limited to the following: Held discussions with the following individuals: Alexander Ngan, sole member of the Special Committee Michael Hu, Sales and Operations Manager for EUPA Christi Yang of Yang & Company, the Company's outside accountant Paula Barnett, the Company's legal counsel Peter Yu of Lichter, Yu & Associates, the Company's auditor Visited EUPA's corporate headquarters in Pasadena, California. Reviewed EUPA's financial statements and projections, including: Annual 10-K filings for the fiscal years ended December 31, 2001 through 2004. Quarterly 10-Q filings for the quarters ended March 31, 2005, June 30, 2005, and September 30, 2005. Internal financial statements for the fiscal years ended December 31, 2001 through 2004 and the 9 month period ended September 30, 2005. Internally prepared projected income statements for the fiscal years ending December 31, 2006 through 2010. Internally prepared projected monthly cash flow statements for the period between September 30, 2005 and December 31, 2005. I. Introduction

I. Introduction Due Diligence (cont'd) Reviewed various other Company documents including: Appraisal report regarding the real property owned by EUPA, prepared by Anchor Pacific Company, as of October 28, 2005 Various 8-K filings for the past two years. Board of Directors minutes for the past two years. Various Sales and Customer Support Services Agreements by and between TKE and its subsidiaries on the one hand, and Tsann Kuen USA ("TK USA"), a subsidiary of EUPA, on the other. Research and Development Services Agreement by and between TKE and TK USA, dated December 22, 2003. Fiduciary and Patent Administration Agreement by and between TKE and TK USA, dated December 22, 2003. Product Design Contract by and between TKE and TK USA, dated January 1, 2002. Reviewed applicable industry and economic information Identified comparable public companies and transactions. Reviewed comparable public companies' 10-Ks, 10-Qs, etc. Reviewed analyst reports, historical stock prices and industry analyses and other information. Reviewed and prepared other studies, analyses and investigations as we deemed appropriate.

I. Introduction Conclusion The table below summarizes the range of total equity values and per share values that resulted from each valuation methodology: Based on our analysis and relying upon the accuracy and completeness of all information provided to us, it is Duff & Phelps' opinion that the appropriate price to be paid to EUPA's minority shareholders in a potential transaction with TKE is in the range of $0.39 to $0.40 per share.

I. Introduction Statement of Contingent and Limiting Conditions Duff & Phelps has been provided with, and relied upon, information provided by the Company. Unless otherwise specifically stated, Duff & Phelps assumes no responsibility for the accuracy or completeness and has not attempted to independently verify any information provided to or otherwise made available to Duff & Phelps by the Company. We assume no responsibility for the legal description or other matters including legal or title considerations of the business interest being valued. Title to the subject business interest is assumed to be good and marketable unless otherwise stated. We assume that the subject business interest is free and clear of any or all liens or encumbrances unless otherwise stated. The information furnished by others, upon which all or portions of this report is based, is believed to be reliable, but has not been verified except as set forth in this report. We issue no warranty or other form of assurance as to the accuracy of such information. We assume no hidden or unapparent conditions regarding the subject business interest. This report has been made only for the purpose stated and shall not be used for any other purpose. Neither all nor any part of the contents of this report shall be disseminated to the public by any means without prior written consent and approval, including, without limitation, any conclusions as to value, the identity of Duff & Phelps, LLC or any individuals associated with this report, or the professional associations or organizations with which they are affiliated. We take no responsibility for changes in market conditions and we assume no obligation to revise this report to reflect events or conditions which occur subsequent to the date hereof. Our value opinion is based on the purchasing power of the United States dollar as of the date of this analysis.

I. Introduction Statement of Contingent and Limiting Conditions We assume that all required licenses, certificates of occupancy, consents, or other legislative or administrative authority from any local, state, or national government or private entity or organization have been or can readily be obtained or renewed for any use on which the opinion contained in this report is based. We assume that there is full compliance with all applicable federal, state and local laws and regulations, unless the lack of compliance is otherwise stated. We assume responsible ownership and competent management with respect to the subject business interest. The analyses, opinions, and conclusions presented in this report apply to this engagement only and may not be used out of the context presented herein. This report is valid only for the effective date specified herein and only for the purpose specified herein. Unless otherwise stated in this report, we have no knowledge of the existence of hazardous materials with respect to the subject business interest. We were not engaged nor are we qualified to detect such materials. The presence of potentially hazardous substances may affect the value of the subject business interest. The value estimate herein is predicated on the assumption that there is no such material on, in, or near the subject business interest's property that would cause a loss in value. No responsibility is assumed for any such conditions or for any expertise or engineering knowledge required to discover them. The client should retain an expert in this field if further information is desired. Possession of this report does not carry with it the right of publication. It may not be used for any purpose by any person other than the client to whom it is addressed without our written consent, and in any event, only with proper written qualifications and only in its entirety.

II. Company Overview

Introduction EUPA International Corporation, through its wholly-owned subsidiary, Tsann Kuen USA, ("TK USA"), provides sales and customer support, product design, research and development ("R&D"), and patent administration services to Tsann Kuen Enterprise Co., Ltd. ("TKE"), a major designer, manufacturer and marketer of small home and kitchen appliances, based in Taiwan, and the owner of approximately 71% of EUPA's capital stock. EUPA is headquartered in Pasadena, California. TKE is a major designer, manufacturer and marketer of small home and kitchen appliances, motor-driven products, vacuum cleaners and other consumer electronic products for brand name distributors worldwide. TKE manufactures appliances including coffee makers, electric grills, irons, and toaster ovens, among other items. TKE's products are sold in over 80 countries throughout the world to numerous well-known distributors and international brands. Headquartered in Taipei, Taiwan, TKE owns numerous operating subsidiaries throughout Asia and also operates an appliance and consumer electronics retailing arm under its 3C Channel business. EUPA's business is structured around the development and promotion of TKE's products in the U.S. The Company acts as an information center for TKE, conducting market research, product design and development, and cultivates relationships with brand name distributors and other customers. EUPA also provides sales and customer support to TKE's Asia-based subsidiaries: Tsann Kuen (China) Enterprise Co., Ltd. ("TKC"), Tsann Kuen (Zhangzhou) Enterprise Co. Ltd. ("TKL"), and Tsann Kuen China (Shanghai) Enterprises Ltd. ("TKS") (collectively referred to as "TKE Subs"). II. Company Overview

Business Overview In a reverse merger transaction during October 2001, EUPA issued 12 million shares of its common stock to TKE, representing 60% of EUPA's post merger capital stock, in exchange for all of the issued and outstanding capital stock of TK USA, a U.S.-based subsidiary of TKE. EUPA, which was known as Access Network Corporation ("ANC") prior to that transaction, was an OTC- traded public company that was formerly engaged in the sales of gift packaging to small businesses. At the time of the reverse merger, ANC was essentially a corporate shell with no material assets or business operations. Through contractual arrangements with TKE and the TKE Subs, TK USA receives service fees that are generally equal to its costs plus a percentage markup (See Contractual Agreements beginning on page 15). Sales & Customer Support The Company assists in the sales of TKE products in the U.S. through four dedicated sales employees. EUPA's sales representatives interface with certain of TKE's U.S. customers, and engage in customer service activities and processing of purchase orders. EUPA does not engage in public marketing activities and does not recognize any sales or commission revenue from the sale of TKE products. The Company has maintained strong relationships with some of the largest home appliance makers and marketers in the U.S. (including Salton, Cuisinart, Rival, and West Bend). Due to TKE's low cost manufacturing capabilities, manufacturing know how, and breadth of product offerings, many brand name appliance distributors use TKE as an original design manufacturer. As part of its sales and customer support strategy, EUPA seeks to maintain TKE's relationships with U.S. branded appliance distributors, and also to cultivate new relationships with potential TKE customers. The Company supports customers who are consolidating their vendor relationships to achieve greater purchasing and operating economies. II. Company Overview

Business Overview Research & Design EUPA assists in the research and development of TKE products marketed in the U.S. During 2003, EUPA (through TK USA) entered into a formal Product Design Contract (See Contractual Agreements) with TKE, to engage in domestic market analysis and design products on a project-by-project basis. Due to the Company's location, EUPA assumed the responsibility for the collection of market trend, consumer taste and competitor information in the U.S. for TKE. Under its product design arrangement with TKE, the Company is responsible for the design of features and the style and functionality of certain products by analyzing market demand in anticipation of changes in consumer tastes. As stipulated by its design contract, however, any products developed by the EUPA are owned by TKE. EUPA personnel annually attend international household appliance shows in Chicago, Paris, Cologne, San Francisco and Hong Kong to directly interact with customers and collect information, opinions, and reactions to products in order to gauge shifting trends in the small appliance market. Some of TKE's most well-known products are the result of EUPA's design efforts. Common household items such as the George Forman line of grills, which is marketed by Salton Inc. (NYSE: SFP), were designed by EUPA and manufactured by TKE. II. Company Overview Employees As of November 11, 2005, the Company had seven employees at EUPA's Pasadena, California headquarters. The Company considers its relationship with its employees to be satisfactory.

Business Overview Patent Administration Under a Fiduciary and Patent Administration Services Agreement dated December 22, 2003, EUPA receives additional revenue for patent administration services it provides for TKE with respect to a portfolio of patents. While those patents are legally registered in the name of EUPA and/or TK USA, such ownership is in name only as trustee for TKE, which retains all beneficial rights to use of the patents. Property The Company owns its corporate headquarters, located at 89 N. San Gabriel Blvd, Pasadena, California (the "Real Property"). The Real Property consists of three contiguous parcels totaling approximately one acre of land improved with office and warehouse space. A third-party appraisal report, prepared by Anchor Pacific Company, valued the property at $7.3 million as of October 28, 2005. EUPA leases approximately 7,000 square feet to Schlanger Design Studios at a base rental rate of $3,600 per month, on a month-to-month lease term. EUPA leases approximately 3,000 square feet to another non-EUPA business, The Plant Peddler, at a base rental rate of $1,250 per month, on a month-to-month lease term. Quality Control and Warranties All of the products that the Company sells are manufactured by TKE and its affiliated companies in Taiwan and China. All of TKE's factories are ISO 9000 certified and TKE's product shipments are required to satisfy quality control tests established by its internal product design team and engineering departments. TKE products are generally sold with a one-year limited warranty from the date of purchase. In the case of defects in material or workmanship, TKE will replace or repair defective products without charge. II. Company Overview

Contractual Agreements Sales and Customer Support Services Agreements On December 22, 2003, each of the TKE Subs engaged EUPA, through substantially similar agreements with TK USA, to provide sales solicitation and customer support services to their U.S. customers. As compensation for the services provided by EUPA, the TKE Subs pay the Company a service fee in an amount equal to TK USA's fully burdened costs plus a 2% markup. Fully burdened costs include salaries, travel related expenses, operating and overhead expenses, such as office space, administrative services, office supplies and depreciation of equipment. The agreement, which was effective as of January 1, 2003 for an initial one-year term, remains effective under an automatic, annual renewal provision. However, the agreement can be terminated by 30-day prior written notice by either party with or without cause. Fiduciary and Patent Administration Services Agreements On December 22, 2003, TKE engaged EUPA (through TK USA) to serve as registered owner of a portfolio of patents that TKE had developed, and to provide certain administrative services with respect to those patents Although EUPA became the owner of the patents, it did so solely as trustee, and irrevocably assigned to TKE all claims and entitlements flowing from the patents. As compensation for the services to be provided by EUPA, TKE pays a service fee of 2% markup above the fully burdened costs incurred by EUPA in providing such services. The agreement, which was effective as of January 1, 2003 for an initial one-year term, remains effective under an automatic, annual renewal provision. However, the agreement can be terminated by 30-day prior written notice by either party with or without cause. II. Company Overview

Contractual Agreements Product Design Agreement On January 1, 2002, TKE engaged EUPA (through TK USA) to conduct market research, product appearance design, and engineering of certain home appliance products on a project-by-project basis. Under the arrangement, EUPA receives design fees for each work order, upon TKE's approval of the design work, finishing of molds, and the confirmation of production of the product. Any invention or improvement conceived, made or discovered during the course of or as a result of the work is the exclusive property of TKE in addition to all products manufactured under the product design contract. EUPA's fee under the agreement are supposed to be set in advance prior to beginning work on each project. The contract, which was set to expire on December 31, 2004, remains effective under an automatic, annual renewal provision. Research and Development Services Agreement On December 22, 2003 TKE engaged EUPA to provide specialized research and development services on a project-by-project basis. As compensation for the services to be provided by EUPA, TKE pays a service fee commensurate to the value of the services provided, equal to the fully burdened costs incurred by EUPA, plus a 5% markup. The agreement, which was effective as of January 1, 2003 for an initial one-year term, remains effective under an automatic, annual renewal provision. However, the agreement can be terminated by 30-day prior written notice by either party with or without cause. II. Company Overview

Overview of Parent Company Tsann Kuen Enterprise Co. was established in Taiwan in 1978 and began as original design manufacturer ("ODM") of die cast parts and small home appliances. Since that time TKE has grown to become a multinational ODM with over 30,000 employees. TKE's business lines are divided into two main divisions: small appliance manufacturing and consumer electronics retailing. II. Company Overview Manufacturing TKE manufactures various small home appliances including waffle makers, griddles, pie makers, sandwich makers, deep fryers, microwave ovens, rice cookers, hot pots, grills, expresso machines, coffee makers, electric kettles, blenders, food processors, hand mixers, stand mixers, irons, toasters, and toaster ovens. TKE manufactures its products on an original design manufacturing basis for many brand name distributors including those depicted below:

II. Company Overview Overview of Parent Company Manufacturing (cont'd) TKE operates state of the art facilities in China and manufactures its own molds, allowing TKE to manufacture products at lower costs than other manufacturers and in mass quantities. TKE's products are designed to meet many international manufacturing standards, including VDE, BS, UL, SAA, CSA, SEMKO, T-Mark and TVU. TKE's Taiwan operations are ISO 9001 certified and its products manufactured in China are ISO 9002 certified. Consumer Electronics Retailing TKE operates its retail stores under the 3C brand and specializes in a wide range of small and large home appliances, communications, consumer electronics, and computer-related products. TKE's 3C stores generate higher profit margins than TKE's traditional manufacturing operations and provide an additional channel for distributing TKE products. In 1991, TKE entered Taiwan's home appliance and electronics retail market and has expanded to become the market's largest player, with 167 outlets throughout the nation. TKE has also expanded into China with the opening of 50 outlets throughout mainland China. Global Manufacturing Certifications

Overview of Parent Company Historically, TKE's small appliance exports to the U.S. have accounted for approximately 53% of its small appliance sales. According to CSFB estimates, TKE's export sales in the U.S. accounted for approximately 5% of all U.S. household and kitchen appliance imports in 2003. Research & Development To address different consumer preferences around the world, TKE maintains research and development centers in the United States (through EUPA), Taiwan, China, Japan and Germany. Management believes that the foundation of TKE's success is its dedication to its research and development operations. Historically, approximately 5% of TKE revenues has been devoted to product design activities, including investment in CAD-CAM systems to assist in the design process. TKE's use of in-house industrial designers, technicians and engineers and other specialties have been a major strength in obtaining and increasing TKE's business. TKE employs approximately 600 research and development staff worldwide. II. Company Overview TKE Financial Summary (USD in millions)

Qualitative Considerations Lack of Material Operations. EUPA's primary value as a standalone operation lies solely in its strategic merit to TKE. The Company's sole functions are to provide customer support services, patent administration services, and research, design, and development services exclusively for TKE in the U.S. EUPA's 7-member organization provides a nearly immaterial level of services in the context of TKE's overall R&D budget and 600-member global R&D staff. As a result, the Company's primary strategic value to TKE is its U.S.-based location. From its Pasadena, California-based headquarters, however, the Company conducts operations that could largely be performed by TKE in the Far East. In addition, a significant number of TKE's customers generally contact TKE directly for support and technical assistance. Key Customer Risk. TKE and its subsidiaries are the Company's only customers and as a result, EUPA has significant customer concentration risk. EUPA's entire business is focused on providing services to TKE and its subsidiaries TKL, TKS, and TKC, on a contractual basis. Any changes in the operations, financial condition, or liquidity of TKE or its subsidiaries, could adversely impact EUPA's business. The cessation of any one of the Company's contractual agreements would have an immediate and adverse impact on EUPA's operations. Public Company Costs. EUPA bears unwarranted public company costs that are extraordinarily high vis-a-vis its operating performance. As a publicly traded entity, EUPA is burdened with public company costs such as investor relations, accounting, legal, and regulatory expenses relating to Sarbanes-Oxley compliance. These public company costs are not included in the fully burdened costs used to calculate compensation under its contractual agreements with TKE. Estimated at approximately $200,000 annually, EUPA's public company costs have historically comprised approximately 20% of the Company's total operating expenses each year since 2001 and has contributed to the Company's operating losses in fiscal 2004 and year-to-date September 2005. As a result, continuing as a publicly traded entity could pose significant risks to the Company's long-term viability. OTC BB. Traded on the Over-The-Counter Bulletin Board, the Company does not meet national exchange listing requirements due to many factors including its small size and low trading volume. In addition, the Company's shares are considered "penny stocks," because the Company does not meet certain requirements, including minimum net tangible asset balances, average revenue requirements, and a minimum market value of at least $5.00 per share. II. Company Overview

Qualitative Considerations Terminability of Contracts. The Company derives 100% of its revenues through contractual agreements with TKE and the TKE Subs. The one-year term to EUPA's agreements, however, have all since expired and although they carry annual and automatic renewal provisions, the agreements are subject to termination by either party with only a 30-day prior written notice. Any termination on behalf of TKE or the TKE Subs would have an immediate and materially adverse impact on the Company's operations and financial condition. Compensation Basis. As noted, EUPA's compensation from TKE and its subsidiaries is generally based on cost plus a percentage markup. However, since the agreements were entered into by TK USA, only its costs are considered in calculating compensation. Other costs that are incurred by EUPA - TK USA's parent company - including all of its public company costs, are excluded from that calculation. Thus, EUPA's compensation structure virtually guarantees that the Company will generate an operating loss. Viability as a Standalone Business. EUPA essentially functions as a cost center for TKE and does not appear to have adequate infrastructure or depth to operate as a viable standalone business. There appears to be a low likelihood that EUPA could add new customers outside of its relationship with TKE. Resignation of Tsan-Kuen Wu. On March 11, 2005, Tsan-Kuen Wu, the founder and Chairman of TKE, resigned as President, Chief Executive Officer and Chairman of the Board of Directors of EUPA, following two criminal proceedings involving alleged securities law violations in Taiwan. On November 11, 2004, Mr. Wu was indicted on charges of securities fraud and for publicly offering shares of EUPA common stock without obtaining necessary governmental approvals. On December 31, 2004, Mr. Wu was also convicted of manipulating the stock price of Sunfar Computer Co., Ltd. Consequently, any regulatory investigations into EUPA operations, tied to any negative publicity surrounding Mr. Wu and the Company, may adversely impact EUPA's business. Key Man Risk. EUPA's U.S. operations are staffed by 7 employees but are overseen by executive officers that are based in Taiwan who are also directly employed by TKE. Consequently, the Company's executive officers devote much of their time and attention to non-EUPA related business. Nonetheless, EUPA depends on the continued services of its executives and the loss of any officers or other key employees could negatively impact its operations. II. Company Overview

Qualitative Considerations No Value to Patent Portfolio. EUPA provides patent portfolio administration services for certain patents that are beneficially owned by TKE. While many patents are registered in EUPA's name, EUPA holds such patents strictly as a trustee, with TKE retaining all beneficial rights. Therefore, EUPA derives no value from its patent portfolio. Competitive Market Conditions. EUPA's operating performance is tied to the continued growth and demand for TKE's manufactured products. The market for small appliances in the US, however, is intensely competitive on the basis of price, quality, and after-sales customer support. Adverse changes in general economic conditions may cause reductions in demand among consumers and retailers for small appliances. In addition, the consumer appliance business is highly seasonal, with higher order volume during the third and fourth quarters of each year due to the year-end holiday season. Lower than expected demand during this period, or a lack of product availability could have a materially adverse effect on TKE's and consequently EUPA's business. Declining R&D and Marketing Contribution. The Company's ability to develop innovative designs and market new products manufactured by TKE, such as the George Foreman line of grills, may impact the Company's future performance. The Company's inability to generate substantial R&D fees and penetrate new channels of distribution will increase the risk of the Company's survival as a going concern. Product Safety Compliance and Liability. TKE products sold by EUPA may not meet specifications required by U.S. federal or state bodies and may not be certified by the Underwriters Laboratory, which could result in the imposition of fines or awards of damages in potential lawsuits. In addition, any products sold by EUPA may expose the Company to product liability claims relating to personal injury, death, or property damage caused by such products, and may require EUPA to enact product recalls. Although EUPA maintains liability insurance, the Company's coverage may not be adequate for liabilities actually incurred. II. Company Overview

III. Summary of Financial Statements

III. Summary of Financial Statements Income Statement Summary

III. Summary of Financial Statements Income Statement - Margin Analysis

III. Summary of Financial Statements Balance Sheet Summary

III. Summary of Financial Statements Cash Flow Statement Summary

IV. Valuation Methodologies

IV. Valuation Methodologies Primary Valuation Methodologies (1) Discounted Cash Flow ("DCF") Approach Projections were provided by Company management and modified by Duff & Phelps Historical performance considered Added value of Real Property separately to equity value indications Comparable Company Approach Examination of valuation metrics of comparable publicly traded companies Capitalized representative levels of cash flows, earnings, etc. Added value of Real Property separately to equity value indications Comparable Transaction Approach Searched for and analyzed transaction pricing of controlling interest acquisitions in comparable companies Public Market Value Indications Analyzed the trading share price history of the Company on the NASD OTC Bulletin Board since October 18, 2001 (1) Duff & Phelps has not included a liquidation analysis in arriving at its opinion because we do not consider it to be an appropriate methodology for determining fair value for the purpose of executing a transaction between TKE and EUPA's minority shareholders.

V. Discounted Cash Flow Analysis

V. Discounted Cash Flow Analysis The Discounted Cash Flow approach to valuation is based on the theory that the current value of an investment is derived from the expected receipt of future economic benefits. In the valuation of the equity of a company, indications of value are developed by discounting projected debt-free net cash flows to their present value at a rate that reflects both the current return requirements of the market and risks inherent in the specific investment. The present value of these cash flows represents the enterprise value (debt plus equity) of the company. Subtracting interest-bearing debt and adding cash and cash equivalents from enterprise value results in the indication of total equity value for the Company's operations. We also adjusted the forecasts to eliminate expenses associated with the Real Property and separately added the appraised value of Real Property to the equity value indications under the DCF approach. Primary components to value in using the Discounted Cash Flow approach The present value of interim cash flows plus the present value of the terminal value (value at the end of the projection period). Terminal value, or continuing value of operations beyond the last projection year, was determined at the end of the projection period using the Gordon Growth Approach and the Terminal Multiple Approach. Development of Projections Reviewed management prepared five-year projections for the fiscal years ending December 31, 2006 through 2010. Duff & Phelps made certain adjustments to depreciation expenses based on an analysis of historical results. In addition, Duff & Phelps modified the projections to exclude public company costs and adjusted real property expenses, with offsetting adjustments to revenues. Determination of an Appropriate Discount Rate Based on our analysis of EUPA, its history, growth prospects, as well as current market conditions and the risks associated with achieving the projected financial results. The Capital Asset Pricing Model was considered in determining the appropriate cost of equity. Determined the Weighted Average Cost of Capital for EUPA, which reflects the estimated costs of debt and equity as well as considering the Company's existing capital structure as of the valuation date.

V. Discounted Cash Flow Analysis Determination of an Appropriate Discount Rate (cont'd) Alternate investment opportunities with varying risk profiles were considered and compared to the risk of an investment in the Company. Some of the perceived risks of an investment in the Company are outlined in the section of this report titled "Qualitative Considerations." In addition, the perceived risks of achieving the Company's projected revenues and earnings were taken into consideration in the Company's discount rate. The Company's discount rate is estimated to range from 20.0% to 22.0%. Terminal Value Calculations Computed the present value of the cash flows generated during the projection period. Estimated the value of the Company at the end of the projection period using the Gordon Growth Approach and the Terminal Multiple Approach: Terminal Multiple Approach - Terminal value estimated by capitalizing fiscal year 2010 EBITDA by a multiple of 5.0x to 6.0x. Gordon Growth Approach - Terminal value estimated by capitalizing fiscal year 2010 debt free net cash flows using the above-referenced discount rates and perpetuity growth rates of 2.0% to 4.0%. Computed the present value of the terminal value of the Company by discounting the terminal value back to the present.

V. Discounted Cash Flow Analysis Assumptions for Projections Projections were based on forecasts prepared by EUPA management and were adjusted by Duff & Phelps for real property and public company expenses, with offsetting adjustments to revenue. Fiscal 2005 forecast based on the Company's internal monthly cash flow projection for the 4th quarter and Duff & Phelps estimates. Total revenues are projected to increase from $933,000 in fiscal 2006, to $1,108,000 in fiscal 2009, representing a five-year compound annual growth rate ("CAGR") of 4.4%. Projected revenues are primarily derived from the Company's sales and customer support arrangement with incremental revenues from patent administration fees. Sales and customer support revenues are based on the Company's total fully burdened costs plus a mark up of 2%. Patent administration revenues are based on the Company's amortization expense plus a mark up of 2%. Duff & Phelps adjusted revenues based on its adjustments to real property expenses and deprecation expenses. Operating expenses were based on the Company's forecasts. Total operating expenses are projected to grow at an approximate 4.4% CAGR between fiscal 2006 and 2010. Approximately 50% of the Company's operating expenses consist of wages and salaries. Operating expenses exclude any public company costs (see Public Company Cost schedule). Duff & Phelps included an estimated rent expense for the Company based on current market rents and made other adjustments to Real Property expenses to eliminate any income statement effects from EUPA's ownership of the Real Property. Changes in net working capital are estimated by changes in individual asset and liability items based on historical levels. Capital expenditures were held constant at $3,500 each year throughout the projection period, per Management estimates. Corporate income taxes have been projected using a blended federal and state tax rate after utilization of net operating loss carryforwards.

V. Discounted Cash Flow Analysis

V. Discounted Cash Flow Analysis

V. Discounted Cash Flow Analysis Public Company Cost Historical / Projected

V. Discounted Cash Flow Analysis Terminal Multiple Approach

V. Discounted Cash Flow Analysis Gordon Growth Approach

V. Discounted Cash Flow Analysis Alternative Investments As of November 11, 2005

VI. Comparable Public Company Analysis

VI. Comparable Public Company Analysis The comparable public company approach is based on the theory that the value of a company can be estimated based on the public market trading prices and market valuations of other companies engaged in a similar line of business. The steps required for this valuation method are as follows. Selection of comparable public companies. Evaluation and comparative analysis of financial performance and investment characteristics of selected companies relative to EUPA. Determination of representative levels of EUPA's earnings and cash flow generating capability going forward. Selection of appropriate valuation multiples and application of those multiples to EUPA's representative levels. Selection of Comparable Public Companies In selecting the comparable public companies to serve as a basis for developing the appropriate multiples for the Company, we searched for publicly traded companies that were engaged in similar business lines as the Company. EUPA, however, is very unique in the services that it provides to only one customer, its parent company TKE, through a terminable arrangement that would not materially impact TKE if rescinded. However, as part of our search, we considered companies that provide Business Process Outsourcing ("BPO") services and companies that provide outsourced Sales & Marketing services as a separate group of comparable public companies. In selecting the comparable companies to serve as a basis for developing the appropriate multiples for the Company, a publicly traded company was considered if it passed all of the following screening criteria: The Standard Industrial Classification Codes related to SIC Major Group 73: Business Services Primarily line of business included: Business Process Outsourcing, Call Center Operations, Sales & Marketing, Product Design, Market Research, Research & Development, and Design & Development. Our search resulted in the selection of seven comparable public companies that provide BPO services and four comparable public companies that provide outsourced Sales & Marketing services. We then analyzed the comparable public companies and evaluated EUPA vis-a-vis the two tiers of comparable companies. Detailed information and analysis on these companies are presented in the Appendix.

VI. Comparable Public Company Analysis Determination of Representative Levels We calculated representative levels of EUPA's earnings before interest, taxes, depreciation and amortization ("EBITDA"), earnings before interest and taxes ("EBIT") and net income. Considered actual historical and projected levels of cash flow and earnings based on forecasts utilized under the Discounted Cash Flow approach. Adjusted for extraordinary and nonrecurring items. Excluded historical and projected public company costs for the Company. Included an estimated rent expense for the Company based on current market rents and made other adjustments to Real Property expenses to eliminate any income statement effects from EUPA's ownership of the Real Property. The Company's normalized profits for the latest twelve months ("LTM") ended September 30, 2005 and fiscal 2005 are skewed due to timing differences in the Company's revenue bookings. As a result, Duff & Phelps selected representative levels based on the Company's projected fiscal 2006 cash flow and earnings. Selection of Multiples to Apply to Representative Levels Selected market multiples to apply to representative levels. Comparable public companies were used as a guide. Considered the Company's representative levels in the selection of market multiples. Investment attributes of EUPA were contrasted to the comparable public companies. Applied appropriate multiples to EUPA's representative levels of: EBITDA EBIT Net Income

VI. Comparable Public Company Analysis

VI. Comparable Public Company Analysis

VI. Comparable Public Company Analysis

VI. Comparable Public Company Analysis

VI. Comparable Public Company Analysis

VI. Comparable Public Company Analysis Risk and Performance Analysis Size With revenues of $0.8 million, EUPA ranks far below the group of comparable public companies. In terms of total assets, EUPA ranks as the smallest company with $2.2 million, compared to its publicly traded peers that range from $14.3 million to $499.6 million in total assets. In terms of equity value, EUPA ranks below all of the comparable public companies with a market capitalization of $1.4 million as of November 11, 2005. Growth In terms of LTM revenue growth, EUPA ranked second to last amongst the group of comparable public companies, with negative 15.9% growth. EUPA's three-year compounded annual revenue growth ranked within the middle of the range of the comparable public companies but exhibited a declining trend at negative 4.5%. The Company's LTM EBITDA growth rate was not meaningful. EBITDA declined from -$67,000 in the LTM ended September 30, 2004 to -$147,000 for LTM ended September 30, 2005. Profitability EUPA ranked last in terms of EBITDA and EBIT margins when compared to its publicly traded peers at negative 21.5% and negative 29.8%, respectively. In terms of LTM net income margin, EUPA ranks second to last at negative 21.9%. The Company's 3-year average EBITDA, EBIT, and net income margins (based on income from continuing operations) were the lowest amongst the group of comparable public companies. Returns EUPA's LTM return on average assets and LTM return on average common equity ranked at the low end of the range of its comparable public companies at negative 7.8% and negative 8.5%, respectively.

VI. Comparable Public Company Analysis Risk and Performance Analysis (cont'd) Conclusion EUPA ranks at the bottom of the range in terms of size, growth, profitability, and returns when compared to the group of identified comparable public companies. EUPA exhibits substantial customer concentration risk as its operations solely rely on annually renewed contractual agreements with TKE. The level of services the Company provides is negligible to TKE and would not materially impact TKE's operations if they were terminated. In addition, EUPA is compensated for its services in an amount equal to its costs plus a nominal markup, making it difficult for the Company to generate substantial profits. Overall, we believe that EUPA warrants valuation multiples that are at or below the low end of the range of multiples exhibited by the group of comparable public companies taken as a whole. Adjustments to Value After application of the selected multiples to derive the value of EUPA's operations, several adjustments were applied: Added in cash and cash equivalents Added in the appraised value of EUPA's Real Property Added in the value of tax benefits available through net operating loss carryforwards

VI. Comparable Public Company Analysis

VI. Comparable Public Company Analysis Valuation Summary

VII. Comparable Transaction Analysis

VII. Comparable Transaction Analysis We analyzed information from controlling interest transactions involving companies similar to EUPA. The FactSet Mergerstat database was searched for merger and acquisition transactions where the target company was identified as falling within the SIC Major Group 73: Business Services In selecting the comparable transactions identified to serve as a basis for developing the appropriate multiples for the Company, a transaction was selected if the acquired company's operations were engaged in Sales & Marketing, Product Design, Market Research, Research & Development, Design & Development, Business Process Outsourcing, and Call Center Operations. Transactions involving the acquisition of companies operating under bankruptcy protection were eliminated. Over 100 controlling interest transactions were identified as having occurred during the time between January 1, 2003 and November 11, 2005. Of the transactions identified, only fourteen transactions were considered comparable and only five disclosed adequate pricing and financial data to derive indicated valuation multiples. The fourteen selected comparable transactions are summarized on the following page. Due to the unavailability of detailed financial and valuation information related to the comparable transactions identified and the limited number of transactions that are comparable to EUPA's business lines, the range of transaction value multiples indicated by the analysis was examined in conjunction with the comparable public company analysis in selecting multiples to apply in the comparable public company analysis.

VII. Comparable Transaction Analysis

VIII. Public Market Value Indications

EUPA International Corporation - Market Trading Activity As part of our analysis, we examined the historical trading prices of the EUPA's common stock. The Company's common stock has no established liquid trading market. There is no analyst coverage or institutional sponsorship. EUPA's shares were traded on only 43 days out of 254 total trading days between November 11, 2004 and November 11, 2005. Over the past 254 trading days, the average daily trading volume for the Company's common stock was 1,126 shares. Consequently, we do not believe that EUPA's current share price and market capitalization represents the fair economic value of the Company. VIII. Public Market Value Indications

VIII. Public Market Value Indications

IX. Conclusion

IX. Conclusion Conclusion The table below summarizes the range of total equity values and per share values that resulted from each valuation methodology: Based on our analysis and relying upon the accuracy and completeness of all information provided to us, it is Duff & Phelps' opinion that the appropriate price to be paid to EUPA's minority shareholders in a potential transaction with TKE is in the range of $0.39 to $0.40 per share.

Appendix

A. Industry Overview Introduction Consumer spending on small kitchen and household electric appliances in the United States totaled $5.5 billion in 2004, according to the US Bureau of Economic Analysis. In addition, the domestic small electric appliance market has grown steadily each year since 1997 and is expected to continue along this trend. An increased focus on aesthetics and designer kitchen appliances and has helped reinvigorate demand for new products, shorten product replacement cycles, and enabled manufacturers to enjoy stronger mark-ups. The domestic market for small kitchen appliances, which comprises U.S. retail sales of electrical appliances for food preparation and tabletop cooking, however, declined by roughly 6% between 2000 and 2005, in constant dollars, according to a study conducted by the Mintel International Group in September 2005. Coffeemakers, mixers, toasters and blenders are considered kitchen staples and are expected to represent 58% of total small kitchen appliances sales in 2005. Primary competitive brands in the household appliance market include Braun, Cuisinart, DeLonghi, General Electric, Kitchen Aid, Krups, LG, Mr. Coffee, Oster, Philips, Procter Silex, Rival, Rowenta, Salton, Sharp, Sunbeam, Toshiba, and West Bend. In addition, many retailers use their own private label brands for household appliances. Source: U.S. Bureau of Economic Analysis (BEA)

A. Industry Overview Small appliances comprise a mature industry that is highly fragmented, competitive, and dependent upon the retail market. Competition amongst manufacturers is based upon price, quality, brand name, product design, features, new product introductions, marketing support, distribution strategies, and access to retail shelf space. The domestic retail market is controlled primarily by mass discount merchandisers, including Wal-Mart and Target, that are driven by cost-cutting strategies. In addition, the retail industry continues to consolidate, creating fewer retail outlets and increasing competition for product shelf space. Large scale merchandisers are expected to consolidate their vendor base by dealing primarily with a smaller number of suppliers that can provide a diversified product mix, meet logistical and volume requirements, and offer comprehensive customer service and support. The consumer appliance business is highly seasonal; the industry typically experiences higher order volume during the third and fourth quarters of each year as retailers increase inventories in anticipation of the holiday season. Rising costs, industry consolidation, and increasing foreign competition continue to place increasing pressure on the domestic household durables industry. Manufacturing is increasingly performed overseas in lower cost markets as outsourcing to OEM and ODM manufacturers rises. Input Costs Costs for raw materials including steel, aluminum, plastics and glass, account for a high percentage of the costs for appliance manufacturers, with aluminum comprising a predominant share of raw materials cost. According to Morgan Stanley estimates, released in an Electrical Consumer Appliance industry report in 2004, manufacturers' costs for steel and plastic on average have totaled approximately 14% of the level of their sales. Consequently, fluctuations in raw material prices can negatively impact the input costs and overall profitability of manufacturers. As a result, manufacturers try to limit their exposure to changes in raw material prices through global procurement initiatives and hedging contracts. In addition to raw material prices, multinational manufacturers with sales in different countries face exposure to adverse foreign exchange movements.

A. Industry Overview Demand Like other consumer durable goods businesses, the electrical appliance market is strongly influenced by the overall economic environment and indicators such as gross domestic product ("GDP") growth, consumer confidence, housing starts, interest rates, and unemployment (See Economic Overview). An overall strong domestic housing market, with rising housing starts and sales of new and existing homes continue to drive demand for household durables as homeowners fill their homes with new appliances. Although the household appliance market generally follows similar consumer demand trends to other consumer durables, primary demand for appliances, however, is driven by replacement or the substitution of obsolete products. Morgan Stanley estimates that approximately 75% of consumer appliance demand is replacement driven. Unlike large home consumer appliances such as dishwashers, refrigerators, and dryers, however, the income elasticity of demand for small electric appliances is relatively low. Much of the disparity in elasticities of demand for large and small household electric appliances is directly related to significantly higher average selling prices for large appliances. Consequently, sales of large appliance manufacturers are more sensitive to fluctuations in disposable income and consumer sentiment. Although the U.S. market is highly saturated, exhibited by a high level of household appliance penetration, demand in the U.S. has historically been supported by replacement demand driven by upgrade purchases. Additional growth is expected as manufacturers and retailers convince consumers to upgrade commonly owned products for newer designs, innovations and features embedded in designer kitchen appliances.

B. Economic Overview The purpose of this economic overview is to provide a review of the current condition of the national economy and the outlook for the year to come. The overview reflects the consensus forecast of the Blue Chip Economic Indicators panel (the "Consensus") and our examination of other pertinent economic analyses. As these sources are generally published mid-month, this overview reflects the economic outlook as of mid-September 2005. Overall Economic Growth While the future impact of Hurricanes Katrina and Rita continues to be assessed, most analysts believe that a near-term slowdown in activity will be followed by long-term recovery as cleanup and reconstruction projects get underway. As a result, the Consensus again lowered its forecast for real GDP growth in the second half of the year, estimating growth of 3.4% in Q3 and forecasting an increase of 2.9% in Q4, nearly half a point less than was forecast before Katrina hit. However, the Consensus raised its forecasts for growth in the first three quarters of 2006. Year-over-year, real GDP is expected to grow 3.5% in 2005 and 3.3% in 2006. Current-dollar (nominal) GDP forecasts held steady at 6.2% for 2005 and increased slightly to 5.7% for 2006, compared to 4.8% in 2003 and 7.0% in 2004. While the damage to the Gulf Coast and Texas due to the recent hurricanes is expected to be reflected in September economic reports, analysts note that several manufacturing surveys have already indicated economic resilience outside the Gulf region. Additionally, there have been signs that nationwide employment and consumer spending reports may be better than expected; the September decline in nonfarm payrolls was only 35,000. Federal non-defense spending, which grew only 1.1% in Q1 and contracted in Q2, is expected to increase in Q3 and Q4 and into 2006 as the government supplies resources to the hurricane-ravaged areas and also begins to spend funds approved by the recent transportation bill. The trade deficit was surprisingly improved in July, but the Consensus expects pressure on imports due to higher petroleum prices and the disruption at the port of New Orleans to have reversed the trend in August and September, ultimately leading to a renewed widening of the deficit.

B. Economic Overview Consumption and Investment Real personal consumption expenditures (PCE) in Q3 are estimated to have grown 3.3%, slowing only slightly from the 3.4% growth in Q2 and 3.5% growth in Q1. However, PCE fell sharply in August due to a drop in motor vehicle sales as unsustainable incentives were discontinued. September results are expected to reflect continued soft motor vehicle sales and a drop in apparel sales due to the warmest September weather in 111 years. Growth in Q4 is now expected to decelerate sharply to 1.8%, the slowest rate in three years. The Consensus predicts 2005 calendar year PCE growth of 3.5%, but growth in 2006 is expected to slow to a year-over-year rate of just 2.8%. Growth in real disposable personal income (DPI) is expected to be just 1.9% in 2005 due, in part, to the unusual increase in 2004 DPI caused by Microsoft's massive dividend in Q4 of 2004, and soft growth throughout the current year. DPI should rebound to 3.3% in 2006 as those displaced by Katrina return to the workforce and inflation eases. The Consensus predicts that housing starts in 2005 will reach 2.01 million units, the highest level since 1978. Housing starts in 2006 are expected to slow to 1.89 million units. Total vehicle sales are projected to reach 17.2 million units in 2005 and 16.8 million units in 2006, slowing from the 17.3 million units sold in 2004. Nonresidential fixed investment is expected to grow 8.6% in 2005 and 7.6% in 2006, following 10.6% growth in 2004. Inflation and Unemployment The panel once again increased its forecast for growth in the headline Consumer Price Index (CPI) to 3.3% in 2005 and 2.9% in 2006, as inflation has continued to surpass expectations. The GDP Price Index is expected to see growth of 2.7% in 2005 and 2.4% in 2006. Driven by the increase in energy prices, the headline CPI has risen at a 3.9% annual rate throughout the first eight months of the year, and analysts are expecting growth of 0.7% in September that will put the year-over- year rate of change above 4.0% for the first time in more than four years. The core CPI, which excludes food and energy prices, is growing at a pace similar to last year, but continued high energy prices could begin to be passed through into the prices of other goods and services in the near future.

B. Economic Overview Inflation and Unemployment (cont'd) Unemployment is expected to average 5.1% in 2005 and 5.0% in 2006, falling from 6.0% in 2003 and 5.5% in 2004. The unemployment rate averaged 5.3% in the first quarter of 2005, 5.1% in Q2, and 5.0% in Q3, but is forecast to increase slightly to 5.1% in Q4. While the drop in nonfarm payroll employment was much smaller than expected in September, the Bureau of Labor Statistics reported that 363,000 jobless claims in the five weeks prior to October 1 were related to the two hurricanes. Interest Rates On October 18, 2005, Fed funds were trading at 3.75%, three-month T-bills at 3.76%, and 10-year T-notes at 4.48%, while the dollar was trading at 115.66 yen and $1.20/euro. At its last meeting on September 20, 2005, the Federal Open Market Committee (FOMC) increased its federal funds rate target by 25 basis points to 3.75%. The Consensus believes that the Federal Reserve will continue to raise interest rates by at least 50 basis points to counteract the threat of increased inflation. Sources: Blue Chip Economic Indicators, October 10, 2005 Standard & Poor's Trends and Projections, October 20, 2005

C. Comparable Public Company Descriptions

APAC Customer Services Inc. (APAC)

($ in millions, except per-share data)

Six Parkway North Center Ste 400
Deerfield, IL 60015
847-374-4980
http://www.apacteleservices.com

APAC Customer Services, Inc.

Business Overview

- APAC Customer Services, Inc. provides customer interaction solutions to clients in communications, financial services, insurance, health care, logistics and travel and hospitality. The company operates and manages approximately 6,900 workstations in 24 Customer Interaction Centers. The Customer Interaction Centers are managed centrally through the application of telecommunications and computer technology to promote the consistent delivery of quality service.
- Customer care services include customer relationship management solutions, including inbound customer services, customer retention, direct mail response, help line support, and customer order processing. Certain customer care services utilize specialized customer service representatives, such as licensed insurance agents and licensed pharmacists, capable of responding to inquiries requiring subject matter expertise.
- Customer care services involve the receipt, identification and routing of calls from a clients customers or prospects to the appropriate APAC customer service representatives.

Market Data

Stock Price as of 11/11/05	$1.57	Diluted EPS	($0.22)
52-Week High/Low	$1.78 / $0.69	P/E Ratio	NM
Market Capitalization	$77.6	LTM Enterprise Value Multiples	
Interest-Bearing Debt	$5.0	EV/Revenues	0.3x
Cash & Cash Equivalents	$0.9	EV/EBITDA	NM
Enterprise Value	$81.8	EV/EBIT	NM

Financial Performance

			FYE	LTM
	Dec02	*Dec03*	*Dec04*	*Jun05*
Sales	$371.2	$322.9	$273.2	$257.7
Growth	-13.4%	-13.0%	-15.4%	-12.4%
EBITDA	$41.0	$23.1	$4.8	($4.4)
Margin	11.1%	7.1%	1.8%	-1.7%
EBIT	$25.0	$11.1	($6.3)	($16.0)
Margin	6.7%	3.4%	-2.3%	-6.2%

Stock Price Performance


$4.00
$3.50
$3.00
$2.50
$2.00
$1.50
$1.00
$0.50
3,000
2,500
2,000
1,500
1,000
500
0
1/04
4/04
7/04
10/04
1/05
4/05
7/05
10/05

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DUFF & PHELPS

C. Comparable Public Company Descriptions

ICT Group Inc. (ICTG)

($ in millions, except per-share data)

100 Brandywine Blvd.
Newtown, PA 18940-4000
267-685-5000
http://www.ictgroup.com

Business Overview

- ICT Group, Inc. (ICT) is a global provider of outsourced customer management and business process outsourcing solutions. Its comprehensive, balanced mix of sales, service, marketing and technology solutions includes: customer care/retention, technical support and customer acquisition, cross-selling/up-selling as well as market research, database marketing, data capture/collection, e-mail management, collections and other back office business processing services.
- The company provides services through contact centers located throughout the world, including the U.S., Ireland, the U.K., Canada, Australia, Mexico, Barbados and the Philippines. As of March 2005, the company had 42 contact centers from which it supports domestic and multinational corporations and institutions, primarily in the financial, insurance, healthcare, telecommunications, information technology and consumer electronics industries.
- ICT also offers a comprehensive suite of Customer Relationship Management (CRM) technologies, which are available on a hosted basis, for use by clients at their own in-house facilities, or on a co-sourced basis in conjunction with ICT's fully integrated, Web-enabled contact centers.

Financial Performance

			FYE	LTM
	Dec02	Dec03	Dec04	Jun05
Sales	$298.9	$298.1	$325.5	$363.9
Growth	*24.0%*	*-0.3%*	*9.2%*	*10.0%*
EBITDA	$29.5	$21.0	$25.4	$30.6
Margin	*9.9%*	*7.1%*	*7.8%*	*8.4%*
EBIT	$14.1	$3.2	$7.6	$11.0
Margin	*4.7%*	*1.1%*	*2.3%*	*3.0%*

Market Data

Stock Price as of 11/11/05	$14.13	Diluted EPS	$0.44
52-Week High/Low	$14.95 / $8.40	P/E Ratio	32.3x
Market Capitalization	$180.2	LTM Enterprise Value Multiples	
Interest-Bearing Debt	$46.0	EV/Revenues	0.6x
Cash & Cash Equivalents	$14.4	EV/EBITDA	6.9x
Enterprise Value	$211.8	EV/EBIT	19.3x

Stock Price Performance



68

DUFF & PHELPS

C. Comparable Public Company Descriptions

Innotrac Corp. (INOC)

($ in millions, except per-share data)

6655 Sugarloaf Pkwy.
Duluth, GA 30097-4916
678-584-4000
http://www.innotrac.com

Business Overview

- Innotrac Corp., headquartered in Atlanta, GA, provides order processing, order fulfillment and call center services to companies that outsource these functions. Innotrac receives most of its clients' orders through inbound call center services, electronic data interchange or the Internet. On a same day basis, depending on product availability, the company picks, packs, verifies and ships the item; tracks inventory levels through an automated, integrated perpetual inventory system; warehouses data; and handles customer support inquiries.
- The company believes itself to be a major provider of fulfillment and customer support services to the telecommunications industry. It provides customer support services and fulfillment of consumer telephones and caller ID equipment and Digital Subscriber Line Modems for clients such as BellSouth Corporation, Qwest Communications International, Inc. and their customers.

Financial Performance

			FYE	LTM
	Dec02	*Dec03*	*Dec04*	*Jun05*
Sales	$82.4	$74.7	$78.3	$76.7
Growth	*-13.1%*	*-9.3%*	*4.8%*	*-2.4%*
EBITDA	($1.4)	$3.1	$5.6	$4.0
Margin	*-1.6%*	*4.2%*	*7.1%*	*5.2%*
EBIT	($6.7)	($2.5)	$0.4	($1.0)
Margin	*-8.1%*	*-3.3%*	*0.5%*	*-1.3%*

Market Data

Stock Price as of 11/11/05	$8.54	Diluted EPS	($0.10)
52-Week High/Low	$9.04 / $7.00	P/E Ratio	NM
Market Capitalization	$104.8	LTM Enterprise Value Multiples	
Interest-Bearing Debt	$0.0	EV/Revenues	1.3x
Cash & Cash Equivalents	$1.3	EV/EBITDA	25.8x
Enterprise Value	$103.5	EV/EBIT	NM

Stock Price Performance



69

DUFF & PHELPS

C. Comparable Public Company Descriptions

PeopleSupport Inc. (PSPT)

($ in millions, except per-share data)

1100 Glendon Ave Ste 1250
Los Angeles, CA 90024-3521
310-824-6200
http://www.peoplesupport.com

Business Overview

- PeopleSupport, Inc. provides business process outsourcing (BPO) services from its facilities in the Philippines. The company provides customer management services for U.S.-based clients who wish to outsource this function to a lower cost provider. PeopleSupport services 28 clients in various industries, managing over two million customer communications per month, including inbound calls, e-mails and web chats.
- PeopleSupport offers a range of customer management services to clients and their customers. The company has a consulting services group dedicated to designing and customizing these services for each client. The consulting services group collaborates with each client on an ongoing basis and coordinates its internal resources to design, deploy and maintain efficient, integrated services between the company's technology infrastructure and a clients' systems. PeopleSupport addresses clients' service strategies, anticipated volume and service levels, reporting and analytical requirements, networking and security, back-end system integration, and training and staffing needs.

Market Data

Stock Price as of 11/11/05	$8.77	Diluted EPS	$0.75
52-Week High/Low	$11.59 / $7.16	P/E Ratio	11.6x
Market Capitalization	$159.6	LTM Enterprise Value Multiples	
Interest-Bearing Debt	$0.0	EV/Revenues	2.1x
Cash & Cash Equivalents	$46.2	EV/EBITDA	9.4x
Enterprise Value	$113.5	EV/EBIT	14.4x

Financial Performance

	FYE			LTM
	Dec02	Dec03	Dec04	Jun05
Sales	$19.8	$30.0	$44.5	$53.3
Growth	*NA*	*51.7%*	*48.3%*	*40.0%*
EBITDA	$3.0	$11.0	$10.3	$12.1
Margin	*15.2%*	*36.5%*	*23.2%*	*22.7%*
EBIT	($1.1)	$8.4	$6.4	$7.9
Margin	*-5.4%*	*28.0%*	*14.3%*	*14.8%*

Stock Price Performance


$13.00
$12.00
$11.00
$10.00
$9.00
$8.00
$7.00
$6.00
4,000
3,500
3,000
2,500
2,000
1,500
1,000
500
0
Oct
Nov
Dec
Jan
Feb
Mar
Apr
May
Jun
Jul
Aug
Sep
Oct

70

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C. Comparable Public Company Descriptions

SITEL Corp. (SWW)

($ in millions, except per-share data)

7277 World Communications Dr.
Omaha, NE 68122-4061
402-963-6810
http://www.sitel.com

SITEL

Business Overview

- SITEL Corp. is a provider of outsourced customer support services. The company specializes in the design, implementation and operation of multi-channel contact center solutions. It supports the customer management strategies of large and medium size corporations in North America, Europe, Asia Pacific and Latin America. The company provides customer acquisition, customer care, technical support and risk management services on an outsourced basis, as well as operational and information technology professional services for both outsourced and in-house contact centers. SITEL serves clients primarily in the automotive, consumer, financial services, insurance, technology, telecommunications and ISP, and utilities sectors.
- As of March 2005, the company operated over 24,500 workstations in 87 contact centers located in 25 countries. It provided service to clients in 55 countries, communicating in more than 25 languages and dialects. The company offers a suite of services addressing every stage of the customer or product lifecycle, as well as operational and technology professional services that are designed to optimize every aspect of the day-to-day operation of both outsourced and in-house contact centers.

Financial Performance

			FYE	LTM
	Dec02	*Dec03*	*Dec04*	*Jun05*
Sales	$770.2	$846.5	$956.4	$975.3
Growth	*6.2%*	*9.9%*	*13.0%*	*4.0%*
EBITDA	$64.4	$49.9	$54.1	$47.5
Margin	*8.4%*	*5.9%*	*5.7%*	*4.9%*
EBIT	$30.8	$14.3	$18.0	$11.1
Margin	*4.0%*	*1.7%*	*1.9%*	*1.1%*

Market Data

Stock Price as of 11/11/05	$2.92	Diluted EPS	($0.27)
52-Week High/Low	$3.25 / $1.59	P/E Ratio	NM
Market Capitalization	$215.4	LTM Enterprise Value Multiples	
Interest-Bearing Debt	$125.7	EV/Revenues	0.3x
Cash & Cash Equivalents	$29.5	EV/EBITDA	6.6x
Enterprise Value	$315.4	EV/EBIT	28.4x

Stock Price Performance



71

DUFF & PHELPS

C. Comparable Public Company Descriptions

Sykes Enterprises Inc. (SYKE)

($ in millions, except per-share data)

400 N Ashley Dr.
Tampa, FL 33602-4300
813-274-1000
http://www.sykes.com

SYKES

Business Overview

- Sykes Enterprises, Inc. provides outsourced customer contact management solutions and services in the business process outsourcing (BPO) arena. It provides customer contact management solutions to Fortune 1000 companies around the world primarily in the communications, technology/consumer, financial services, health-care and transportation and leisure industries. The company serves clients through two geographic operating regions: the Americas (U.S., Canada, Latin America, India and the Asia Pacific Rim) and EMEA (Europe, Middle East and Africa).
- The Americas (60.7% of revenues in 2004; 66.9% for 2003) and EMEA (39.3%; 33.1%) groups primarily provide customer contact outsourcing services with an emphasis on inbound technical support and customer service. These services are delivered through multiple communications channels encompassing phone, e-mail, Web and chat. The company also provides various enterprise support services in the U.S. that encompass services for the clients internal support operations, from technical staffing services to outsourced corporate help desk services.

Market Data

Stock Price as of 11/11/05	$13.89	Diluted EPS	$0.33
52-Week High/Low	$14.76 / $6.26	P/E Ratio	42.2x
Market Capitalization	$545.6	LTM Enterprise Value Multiples	
Interest-Bearing Debt	$0.0	EV/Revenues	0.9x
Cash & Cash Equivalents	$109.1	EV/EBITDA	9.7x
Enterprise Value	$436.4	EV/EBIT	25.3x

Financial Performance

	FYE			LTM
	Dec02	Dec03	Dec04	Jun05
Sales	$452.7	$480.4	$466.7	$475.8
Growth	*-8.0%*	*6.1%*	*-2.8%*	*-0.6%*
EBITDA	$44.4	$39.3	$34.8	$45.0
Margin	*9.8%*	*8.2%*	*7.5%*	*9.5%*
EBIT	$10.0	$9.1	$4.6	$17.3
Margin	*2.2%*	*1.9%*	*1.0%*	*3.6%*

Stock Price Performance



72

DUFF & PHELPS

C. Comparable Public Company Descriptions

Teletech Holdings Inc. (TTEC)

($ in millions, except per-share data)

9197 S Peoria St
Englewood, CO 80112-5833
303-397-8100
http://www.teletech.com

Business Overview

- TeleTech Holdings, Inc. is a provider of outsourced customer management services. The company serves its clients through two primary businesses: Customer Management Services, which provides outsourced customer support and marketing services for a variety of industries via call centers (customer management centers) in the United States, Argentina, Australia, Brazil, Canada, China, Germany, India, Korea, Malaysia, Mexico, New Zealand, Northern Ireland, the Philippines, Scotland, Singapore, and Spain; and Database Marketing and Consulting, which provides outsourced database management, direct marketing and related customer retention services for automotive dealerships and manufacturers in North America.
- The company's Customer Management Services include: providing new account services including processing and fulfilling pre-sale information requests, verifying sales, activating services and directing customers to product or service sources; managing front and back-office processes from order to installation; managing customer support interactions ranging from basic services such as billing support and account maintenance, to complex transactions such as insurance claims processing, and technical and help-desk support.

Financial Performance

			FYE	LTM
	Dec02	Dec03	Dec04	Jun05
Sales	$1,017.4	$1,001.1	$1,052.7	$1,027.4
Growth	*11.1%*	*-1.6%*	*5.2%*	*-2.0%*
EBITDA	$105.9	$79.9	$101.8	$96.6
Margin	*10.4%*	*8.0%*	*9.7%*	*9.4%*
EBIT	$48.2	$28.0	$53.2	$39.4
Margin	*4.7%*	*2.8%*	*5.1%*	*3.8%*

Market Data

Stock Price as of 11/11/05	$11.28	Diluted EPS	$0.39
52-Week High/Low	$13.04 / $7.34	P/E Ratio	28.9x
Market Capitalization	$814.5	LTM Enterprise Value Multiples	
Interest-Bearing Debt	$30.2	EV/Revenues	0.7x
Cash & Cash Equivalents	$82.9	EV/EBITDA	8.0x
Enterprise Value	$768.1	EV/EBIT	19.5x

Stock Price Performance


$14.00
$13.00
$12.00
$11.00
$10.00
$9.00
$8.00
$7.00
$6.00
$5.00
8,000
7,000
6,000
5,000
4,000
3,000
2,000
1,000
0
1/04
4/04
7/04
10/04
1/05
4/05
7/05
10/05

73

DUFF & PHELPS

C. Comparable Public Company Descriptions

Access Worldwide Comm. Inc. (AWWC)

($ in millions, except per-share data)

4950 Communication Ave Ste 300
Boca Raton, FL 33431-3308
571-438-6140
http://www.accessww.com

Business Overview

- Access Worldwide Communications Inc. is an outsourced marketing services company that provides a variety of sales, education and communication programs to clients in the medical, pharmaceutical, telecommunications, financial services, insurance and consumer products industries. As of Dec. 31, 2004, in addition to its offices located in Boca Raton, FL that housed its corporate headquarters and one of its communication centers, the company had two offices located in the Washington, D.C. metropolitan area, one in New York City, and another in Augusta, ME. The company was in the process of entering into a lease agreement for a 350-seat communication center based in Manila, Philippines, which would provide it with an offshore presence.
- The company, through its Pharmaceutical Services segment, provides medical education, medical publishing, product detailing, physician and pharmacist profiling, patient education, disease management, pharmacy stocking, and clinical trial recruitment services to the pharmaceutical and medical industries.

Financial Performance

	FYE			LTM
	Dec02	Dec03	Dec04	Jun05
Sales	$48.4	$51.1	$47.5	$40.4
Growth	*-40.3%*	*5.5%*	*-7.1%*	*-22.0%*
EBITDA	$3.0	($0.6)	$1.2	($0.2)
Margin	*6.1%*	*-1.1%*	*2.4%*	*-0.5%*
EBIT	$1.1	($2.2)	($0.1)	($1.4)
Margin	*2.3%*	*-4.3%*	*-0.2%*	*-3.4%*

Market Data

Stock Price as of 11/11/05	$0.65	Diluted EPS	($0.26)
52-Week High/Low	$0.98 / $0.47	P/E Ratio	NM
Market Capitalization	$7.8	LTM Enterprise Value Multiples	
Interest-Bearing Debt	$8.4	EV/Revenues	0.4x
Cash & Cash Equivalents	$2.5	EV/EBITDA	NM
Enterprise Value	$17.6	EV/EBIT	NM

Stock Price Performance



$1.80
$1.60
$1.40
$1.20
$1.00
$0.80
$0.60
$0.40
$0.20
800
700
600
500
400
300
200
100
0
1/04
4/04
7/04
10/04
1/05
4/05
7/05
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74

DUFF & PHELPS

C. Comparable Public Company Descriptions

CoActive Marketing Group Inc. (CMKG)

($ in millions, except per-share data)

75 9th Ave.
New York, NY 10011-7006
516-622-2800
http://www.coactivemarketing.com

Business Overview

- CoActive Marketing Group, Inc. operates as a multicultural, integrated sales promotional and marketing services agency. The company develops, manages and executes sales promotion programs at both national and local levels.
- CoActive's activities reinforce brand awareness, provide incentives to retailers to order and display clients' products, and motivate consumers to purchase products. Services include experiential and event marketing, interactive marketing, Hispanic marketing, and all elements of consumer and trade promotion, which are marketed directly to clients by its sales force. Sales offices are located in Great Neck and New York, NY; Cincinnati, OH; Atlanta, GA; Chicago, IL; Irvine and San Francisco, CA and San Antonio, TX.
- The company operates through its wholly-owned subsidiaries Inmark Services LLC, Optimum Group LLC, U.S. Concepts LLC and Digital Intelligence Group LLC, together with its affiliate Garcia Baldwin, Inc. d/b/a MarketVision. CoActive's client base predominantly consists of Fortune 500 companies.

Market Data

Stock Price as of 11/11/05	$2.70	Diluted EPS	$0.09
52-Week High/Low	$4.23 / $2.65	P/E Ratio	30.0x
Market Capitalization	$16.9	LTM Enterprise Value Multiples	
Interest-Bearing Debt	$4.6	EV/Revenue	0.2x
Cash & Cash Equivalents	$0.7	EV/EBITDA	6.9x
Enterprise Value	$21.4	EV/EBIT	10.1x

Financial Performance

			FYE	LTM
	Mar03	Mar04	Mar05	Jun05
Sales	$60.0	$69.7	$84.3	$86.4
Growth	*1.2%*	*16.3%*	*20.0%*	*20.2%*
EBITDA	$3.7	$0.5	$4.3	$3.1
Margin	*6.1%*	*0.8%*	*5.1%*	*3.6%*
EBIT	$3.0	($0.3)	$3.3	$2.1
Margin	*5.0%*	*-0.4%*	*3.9%*	*2.4%*

Stock Price Performance


$5.00
$4.50
$4.00
$3.50
$3.00
$2.50
$2.00
$1.50
$1.00
1/04
4/04
7/04
10/04
1/05
4/05
7/05
10/05

75

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C. Comparable Public Company Descriptions

Rainmaker Systems Inc. (RMKR)

($ in millions, except per-share data)

1800 Green Hills Rd.
Scotts Valley, CA 95066-4928
831-430-3800
http://www.rainmakersystems.com

RAINMAKER

Business Overview

- Rainmaker Systems, Inc. provides outsourced sales and marketing programs. Core services include professional telesales, direct marketing, hosted e-commerce and order management, which represent almost 100% of net revenue. Additional services include customer database enhancement and CRM technology integration. These services are available individually or as an integrated solution.
- February 8, 2005, Rainmaker acquired Quarter End, Inc., which changed its name to Sunset Direct, Inc. in connection with the transaction. Texas-based Sunset Direct provides lead generation services and applications that include: outsourced call center services, on-site training workshops, database and list management services and Web-based lead generation campaigns.
- Rainmaker specializes in business-to-business sales, marketing, and ecommerce services on an outsourced basis for technology companies. In addition, the company's services include customer database hosting and enhancement, technology integration with client systems, and order management, including invoicing and collecting payment from clients' customers.

Market Data

Stock Price as of 11/11/05	$0.46	Diluted EPS	($0.18)
52-Week High/Low	$1.27 / $0.39	P/E Ratio	NM
Market Capitalization	$25.5	LTM Enterprise Value Multiples	
Interest-Bearing Debt	$4.4	EV/Revenues	0.6x
Cash & Cash Equivalents	$11.2	EV/EBITDA	NM
Enterprise Value	$18.7	EV/EBIT	NM

Financial Performance

	FYE			LTM
	Dec02	Dec03	Dec04	Jun05
Sales	$39.3	$41.3	$15.3	$33.2
Growth	*-0.1%*	*5.0%*	*-62.9%*	*10.0%*
EBITDA	($2.2)	($1.6)	($3.2)	($5.7)
Margin	*-5.5%*	*-3.8%*	*-21.2%*	*-17.1%*
EBIT	($4.1)	($3.1)	($5.0)	($8.7)
Margin	*-10.4%*	*-7.5%*	*-32.6%*	*-26.2%*

Stock Price Performance



76

DUFF & PHELPS

C. Comparable Public Company Descriptions

SPAR Group Inc. (SGRP)

($ in millions, except per-share data)

580 White Plains Rd.
Tarrytown, NY 10591-5198
914-332-4100
http://www.sparinc.com

Business Overview

- SPAR Group, Inc. supplies merchandising and other marketing services both throughout the U.S. and in Japan, Canada, Turkey and India. The company's operations are divided into two divisions: the Merchandising Services Division and the International Division.
- The company provides nationwide merchandising and other marketing services to home entertainment, PC software, general merchandise, health and beauty care, consumer goods and food products companies in mass merchandisers, drug chains and retail grocery stores. Merchandising services primarily consist of regularly scheduled dedicated routed services and special projects provided at the store level for a specific retailer or multiple manufacturers primarily under single or multi-year contracts or agreements. Services also include stand-alone large-scale implementations such as new store openings, new product launches, special seasonal or promotional merchandising, focused product support and product recalls.

Market Data

Stock Price as of 11/11/05	$1.13	Diluted EPS	$0.09
52-Week High/Low	$2.89 / $0.63	P/E Ratio	12.5x
Market Capitalization	$21.3	LTM Enterprise Value Multiples	
Interest-Bearing Debt	$2.4	EV/Revenues	0.4x
Cash & Cash Equivalents	$1.2	EV/EBITDA	8.3x
Enterprise Value	$22.7	EV/EBIT	15.1x

Financial Performance

	FYE			LTM
	Dec02	Dec03	Dec04	Jun05
Sales	$69.6	$64.9	$51.4	$54.0
Growth	*-1.5%*	*-6.8%*	*-20.8%*	*0.8%*
EBITDA	$10.5	$1.6	($2.0)	$2.7
Margin	*15.1%*	*2.4%*	*-3.9%*	*5.1%*
EBIT	$8.6	$0.0	($3.4)	$1.5
Margin	*12.4%*	*0.0%*	*-6.6%*	*2.8%*

Stock Price Performance



$4.50
$4.00
$3.50
$3.00
$2.50
$2.00
$1.50
$1.00
$0.50
$0.00
700
600
500
400
300
200
100
0
1/04
4/04
7/04
10/04
1/05
4/05
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77

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D. Comparable Public Company Financial Tables

D. Comparable Public Company Financial Tables

D. Comparable Public Company Financial Tables

D. Comparable Public Company Financial Tables

D. Comparable Public Company Financial Tables

D. Comparable Public Company Financial Tables

D. Comparable Public Company Financial Tables

D. Comparable Public Company Financial Tables

E. Professional Biographies GREGORY P. RANGE is a Managing Director and manages the West Coast office of Duff & Phelps, LLC. Mr. Range advises owners of private companies, boards of directors of public companies, financial institutions, charitable foundations, ERISA-covered trusts and other professionals on issues including acquisitions, mergers, divestitures, investment viability, estate planning, valuation, and obtaining liquidity for closely held business owners. Additionally, he has extensive experience in structuring, advising and arranging financing for leveraged ESOP transactions and authored a chapter entitled "Advanced Valuation Issues in ESOP LBO's" in Employee Stock Ownership Plans. His responsibilities with Duff & Phelps include general management and administration of Duff & Phelps Los Angeles office, project management and business development. Prior to joining Duff & Phelps in 1990, he was a senior vice president with Houlihan, Lokey, Howard & Zukin, having spent seven years with that firm. Mr. Range has been a frequent speaker to groups and professional organizations on a variety of topics and teaches continuing education courses to both legal and accounting professionals on transaction related issues. Mr. Range received a B.A. in Economics from Stanford University and an M.B.A. in Finance from the University of California, Los Angeles. He is a member of the Board of Trustees of the Alliance Healthcare Foundation and is a member of the Board of Governors of Portals, a not for profit rehabilitation agency for the homeless and mentally ill. TODD A. KALTMAN is a Managing Director of Duff & Phelps, LLC. Since 1990, Mr. Kaltman has been providing valuations and related advisory services with respect to business entities and intangible assets. Such services have been provided for various purposes, including mergers and acquisitions, joint venture formations, gift and estate taxes, employee stock ownership plans, purchase price allocations, buy/sell agreements, purchase of minority interests, marital and partnership dissolution, and loss of goodwill in eminent domain proceedings. Mr. Kaltman's experience encompasses a wide range of industry sectors and also includes extensive experience in the healthcare services sector. In addition to business valuation assignments, Mr. Kaltman has experience in providing research and analysis for litigation support purposes. Mr. Kaltman holds a Bachelor of Science degree (magna cum laude) from California State University, Northridge in Business Administration with an emphasis in finance. He is also an Accredited Senior Appraiser (ASA) of the American Society of Appraisers in the business valuation discipline and holds the Chartered Financial Analyst (CFA) designation awarded by the CFA Institute.

E. Professional Biographies STEVEN J. MOON is a Vice President at Duff & Phelps, LLC. He is responsible for transaction and valuation analysis for private and public companies in connection with financings, mergers and acquisitions, ESOP's and estate planning related projects. Prior to joining Duff & Phelps, Mr. Moon was a Financial Analyst in the Corporate Planning and Treasury Group of Guess, Inc., an apparel manufacturer and retailer. While at Guess, he participated in various corporate finance projects which included valuations, restructurings, acquisitions, financial planning and budgeting. Prior to working at Guess, Mr. Moon was an Analyst in private placements at Libra Investments, Inc., an investment banking firm specializing in middle-market transactions. Mr. Moon graduated with degrees in Political Science and Asian Studies from Tufts University in 1997. JOSEPH H. RYU is an Senior Associate at Duff & Phelps, LLC. He is responsible for transaction and valuation analysis for private and public companies in connection with financings, mergers and acquisitions, ESOP's and estate planning related projects. Prior to joining Duff & Phelps, Mr. Ryu was with Dealogic, LLC, an investment banking research firm. While at Dealogic, Mr. Ryu analyzed mergers and acquisitions deal activity, focusing primarily in technology, media, and telecom industries. Mr. Ryu received a Bachelor of Arts in Economics, Political Science, and International Relations, with a concentration in International Finance, from Tufts University. He has passed all three levels of the CFA exam.